 Exhibit 99.2

Reconciliation of Non-GAAP Financial Measure
Free cash flow meets the definition of a non-GAAP financial measure.
Our financial focus is on long-term, sustainable growth in free cash flow. We provide a free cash flow measure because we believe it provides additional perspective on the impact of acquiring property and equipment with cash. Free cash flow is cash flow from operations reduced by “Purchases of property and equipment, net of proceeds from sales and incentives.”
Free cash flow has limitations as it omits certain components of the overall cash flow statement and does not represent the residual cash flow available for discretionary expenditures. For example, free cash flow does not incorporate the portion of payments representing principal reductions of debt or cash payments for business acquisitions. Additionally, our mix of property and equipment acquisitions with cash or other financing options may change over time. Therefore, we believe it is important to view free cash flow only as a complement to our entire consolidated statements of cash flows.
A quantitative reconciliation of free cash flow to the most directly comparable amounts reported in accordance with GAAP for the trailing twelve months ended December 31, 2024 and 2025, is set forth below.

AMAZON.COM, INC.
(in millions)
(unaudited)
	Q4 2024	Q4 2025	Y/Y % Change
Cash Flows
Operating cash flow – trailing twelve months (TTM)	$115,877	$139,514	20%
Operating cash flow – TTM Y/Y growth	36%	20%	N/A
Purchases of property and equipment, net of proceeds from sales and incentives – TTM	$77,658	$128,320	65%
Free cash flow – TTM(1)	$38,219	$11,194	(71)%

(1)
Free cash flow is cash flow from operations reduced by “Purchases of property and equipment, net of proceeds from sales and incentives.”